Exhibit 99.1

9503 East 33rd Street Indianapolis, IN 46235-4207 (800) CELADON (317) 972-7000

For more information:	FOR IMMEDIATE RELEASE
Paul Svindland	April 1, 2019
Chief Executive Officer (317) 972-7000 psvindland@celadontrucking.com

Celadon Group Divests A&S/Kinard and Buckler Transport Business Units
and Amends Credit Agreement

INDIANAPOLIS – April 1, 2019 – Celadon Group, Inc. (“Celadon,” the “Company,” “we,” or “us”) (OTCPink: CGIP) announced today that it has disposed of its A&S Kinard and Buckler Transport subsidiaries (collectively, “A&S/Buckler”) in an all cash transaction.  In addition, the Company has entered into a Fifteenth Amendment to its credit facility.

Disposition
The Company continued its strategic plan to streamline operations, reduce total debt, and focus on its core business by completing the sale of A&S/Buckler effective April 1, 2019.  The purchaser was an affiliate of Day & Ross Inc., a leading Canadian LTL, truckload and dedicated carrier and subsidiary of McCain Foods Limited.  The Company had acquired the A&S/Buckler businesses in 2014-15, and these business units had operated largely on a standalone basis, primarily providing regional, dedicated, and specialized transportation services in the Northeast and Mid-Atlantic regions. In 2018, A&S/Buckler generated approximately $160.4 million in revenue, excluding certain operations that were not included in the transaction. The gross enterprise value for the transaction was approximately $139.5 million, subject to customary adjustments.  Approximately $67.5 million of the proceeds was used to pay down A&S’s equipment debt and capital leases, and the balance was used to pay transaction expenses, to reduce borrowings under the Company’s revolving credit agreement, and to provide additional liquidity.

Credit Agreement Amendment
On March 29, 2019, the Company and substantially all of its subsidiaries entered into a Fifteenth Amendment to the Company’s credit facility.  The amendment, among other changes, provided for the following:

•	Consent framework for the A&S/Buckler disposition as well as an additional contemplated disposition that is expected to occur by April 15.
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Reduction of the previous pay down requirement and an extension of the pay down date from March 31 to April 15, to align the credit agreement terms with the expected net proceeds and timing of the A&S/Buckler disposition and the other contemplated disposition.

•	Reset of the maximum borrowing amount and maximum outstanding amount available under the credit facility to align with the revised pay down requirement and timing.
•	Additional funds for liquidity and revised financial covenants through May 24.

The existing credit facility matures on June 29, 2019, and contains financial and other terms that require a material pay down by April 15 (which we expect to satisfy with the contemplated disposition referenced above) and additional amendment or extension by May 24. The Company intends to use the period through May 24 to continue evaluating, together with its revolving credit lenders, the potential for a long-term extension of the credit facility as well as all available alternatives.

Company Comments
Paul Svindland, the Company’s Chief Executive Officer, commented:  "We appreciate the contributions of A&S/Buckler team over the several years they were part of our Celadon family of companies. They have outstanding businesses and will find a strong fit and home at Day & Ross, which is building a leading dedicated truckload business in North America.  We expect that all A&S/Buckler stakeholders – drivers and other employees, customers, and vendors – will experience a smooth transition and a bright future."

Mr. Svindland continued, “Over the past several quarters, we have been diligently focused on streamlining our business, improving the results of our core North American truckload operations, improving our capital structure, and resolving the accounting, litigation, and regulatory issues that had arisen under prior management.  The sale of A&S/Buckler marks another material milestone toward executing our plan.  We anticipate additional announcements in the near term as we focus on positioning the Company to pay down additional debt, refresh our tractor fleet, complete our financial restatement and audits, and solidify our capital structure."

Additional Information
The Company will provide additional information concerning the A&S/Buckler disposition and the credit agreement amendment on a Form 8-K to be filed with the United States Securities and Exchange Commission.

About Celadon
Celadon Group, Inc. (www.celadongroup.com), through its subsidiaries, provides long haul, regional, local, dedicated, intermodal, temperature-protect, and expedited freight service across the United States, Canada, and Mexico.

Forward Looking Statements
This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases, including "expects," "expected," "will," "would be," "intends," "believes," and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, statements relating to the additional contemplated disposition, additional pay down of the credit facility, compliance with financial and other covenants, the evaluation of a long-term extension of the existing credit facility and available alternatives, the timing of near term announcements, and execution of the strategic plan, including those items mentioned above, among others, are forward-looking statements.   Actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider factors that could cause actual results to differ from expectations, such as failure to complete the contemplated disposition, lower asset values, cash flow and liquidity shortfalls, the status of litigation and regulatory actions, the ability to negotiate ongoing extensions and amendments of the credit facility and other financial arrangements, the transition of the A&S/Buckler businesses, and various disclosures by the Company in its press releases, stockholder reports, and filings with the SEC.

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